Exhibit (a)(5)(B)

Virtual Therapeutics Announces Results of Tender Offer to Acquire Akili Interactive

Kirkland, Wash., and Boston, Mass., July 2, 2024 – Virtual Therapeutics, a company focused on improving mental health at scale using engaging, immersive games (“Virtual Therapeutics”), today announced that it has successfully completed the tender offer commenced on June 3, 2024, to acquire all outstanding shares of common stock of Akili, Inc. (Nasdaq: AKLI) (“Akili”) for $0.4340 per share (the “Offer Price”).

The tender offer expired at one minute after 11:59 p.m. EDT on July 1, 2024 (the “Expiration Date”). As of the Expiration Date, a total of 69,674,538  shares, representing approximately 88.2% of the outstanding shares of common stock of Akili, were validly tendered and not validly withdrawn. The number of shares validly tendered in accordance with the terms of the tender offer and not validly withdrawn satisfied the minimum tender condition, and all other conditions to the tender offer were satisfied. Immediately after the Expiration Date, Virtual Therapeutics irrevocably accepted for payment all shares validly tendered and not validly withdrawn and expects to promptly pay for such shares.

Following completion of the tender offer, Alpha Merger Sub, Inc., a wholly owned subsidiary of Virtual Therapeutics (the “Purchaser”), will promptly merge with and into Akili (the “Merger”). The Merger is expected to occur on July 2, 2024. At the effective time of the Merger, each outstanding share of common stock of Akili that has not been validly tendered (other than shares owned by Akili, by Virtual Therapeutics, the Purchaser, any other subsidiary of Virtual Therapeutics or by any Akili stockholders who properly perfected their appraisal rights under the DGCL) will be converted automatically into the right to receive the Offer Price. As a result of the Merger, Akili will become a wholly owned subsidiary of Virtual Therapeutics.

Prior to the opening of trading on The Nasdaq Stock Market LLC (“Nasdaq”) on July 2, 2024, all shares of Akili common stock ceased trading on Nasdaq, and Virtual Therapeutics intends promptly to cause such shares to be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended.

“The completion of this acquisition provides a foundation for us to build a leading digital health company that is capable of bringing new behavioral services to as many patients as possible,” said Dan Elenbaas, co-founder and CEO of Virtual Therapeutics. “We look forward to leveraging Akili’s expertise and strengths as we embark on this next stage of growth for Virtual Therapeutics.”

Advisors

TD Cowen is acting as exclusive financial advisor and Goodwin Procter LLP is acting as legal counsel to Akili. Baker & McKenzie LLP is acting as legal counsel to Virtual Therapeutics.

About Akili

Akili is pioneering the development of cognitive treatments through game-changing technologies. Akili’s approach of leveraging technologies designed to directly target the brain establishes a new category of medicine – medicine that is validated through clinical trials like a drug or medical device but experienced like entertainment. Akili’s platform is powered by proprietary therapeutic engines designed to target cognitive impairment at its source in the brain, informed by decades of research and validated through rigorous clinical programs. Driven by Akili’s belief that effective medicine can also be fun and engaging, Akili’s products are delivered through captivating action video game experiences.

About Virtual Therapeutics

Virtual Therapeutics is a digital health company delivering scalable, accessible, affordable, and personalized solutions for mental health and mental fitness. Leveraging extensive expertise as game developers, the company crafts and curates rich, appealing experiences that combine proven therapeutic techniques with modern gameplay mechanisms to delight and engage users.  Virtual Therapeutics uses powerful cloud-based platform to gather and analyze various data streams to continuously measure, validate, and report effectiveness, seamlessly deploy and maintain its solutions, and provide users and partners with a truly turnkey experience. For more information, visit https://www.vthera.com/.

Contact

Ian Stone, Inizio Evoke Communications

ian.stone@inizioevoke.com

619-518-3518

Forward-looking Statements

This communication contains “forward-looking statements” relating to the acquisition of Akili by Virtual Therapeutics. Such forward-looking statements include, but are not limited to, statements regarding the payment and timing of payment of the Offer Price to former Akili stockholders and the ability and timing of delisting of Akili’s common stock. Actual events or results may differ materially from these forward-looking statements. Words such as “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “future,” “opportunity” “will likely result,” “target,” variations of such words, and similar expressions or negatives of these words are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words.

Forward-looking statements are neither historical facts nor assurances of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected, expressed or implied by such forward-looking statements. Although Virtual Therapeutics and Akili believe that the expectations reflected in such forward-looking statements are reasonable, they cannot guarantee future events, results, actions, levels of activity, performance or achievements, business and market conditions and the timing and results of any developments. Additional factors that may affect the future results of Akili are set forth in Akili’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including Akili’s most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, which are available on the SEC’s website at www.sec.gov. As a result of such risks and uncertainties, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. The forward-looking statements in this press release are subject to a number of risks and uncertainties, including, but not limited to, the risk that the timing of the payment or delisting may be delayed. Virtual Therapeutics and Akili caution investors not to unduly rely on any forward-looking statements.

The forward-looking statements contained in this release are made as of the date hereof, and Virtual Therapeutics and Akili undertake no obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise, except as expressly required by law. All forward-looking statements in this document are qualified in their entirety by this cautionary statement.